Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-142271 and 333-211905 on Form S-8 and Registration Statement Nos. 333-182642, 333-196939 and 333-203588 on Form S-3 of our report dated February 15, 2017 (May 24, 2017 as to Notes 1, 4 and 25), relating to the consolidated financial statements of DCP Midstream, LP and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the retrospective adjustment for the acquisition of 100% of the ownership interest in the DCP Midstream Business, from DCP Midstream, LLC on January 1, 2017, which has been accounted for in a manner similar to a pooling of interests) appearing in this Current Report on Form 8-K of DCP Midstream, LP dated May 24, 2017.

/s/ Deloitte & Touche LLP

Denver, Colorado
May 24, 2017

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